The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 2, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[•] Notes due December 28, 2015 Linked to the Performance of a Basket of Commodity Indices Global Medium-Term Notes, Series A, No. C-350

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	December 22, 2011

Issue Date:	December 28, 2011

Basket Final Valuation Date**:	December 20, 2015*

Maturity Date:	December 28, 2015*

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following commodity indices (each a “Basket Component”, and together, the “Basket Components”) in weighted allocations:

	Commodities	Bloomberg ticker symbol	Weight	Initial Level
	S&P GSCI® Sugar Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCSBP Index	1/10	[•]
	S&P GSCI® Cocoa Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCCCP Index	1/10	[•]
	S&P GSCI® Corn Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCCNP Index	1/10	[•]
	S&P GSCI® Cotton Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCCTP Index	1/10	[•]
	S&P GSCI® Coffee Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCKCP Index	1/10	[•]
	S&P GSCI® Gold Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCGCP Index	1/10	[•]
	S&P GSCI® Natural Gas Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCNGP Index	1/10	[•]
	S&P GSCI® Aluminum Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement.	SPGCIAP Index	1/10	[•]
	S&P GSCI® Nickel Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement	SPGCIKP Index	1/10	[•]
	S&P GSCI® Zinc Index Excess Return, as described under “Description of the Reference Asset” in this preliminary pricing supplement	SPGCIZP Index	1/10	[•]

Coupon Observation Dates**:	December 22, 2012, December 22, 2013, December 22, 2014, December 22, 2015, subject to the modified following business day convention (the “Final Coupon Observation Date”).

Coupon Payment Dates:	The third business day after each Coupon Observation Date, provided that the final Coupon Payment Date shall be the Maturity Date.

Coupon Rate:

The Coupon Rate for each Coupon Payment Date will be a percentage equal to the sum of (i) the Supplemental Coupon Percentage and (ii) the greater of (a) the arithmetic average of the Commodity Performances of the Basket Components on the applicable Coupon Observation Date, and (b) the Minimum Coupon Percentage.

Return Cap:	The Return Cap for each Basket Component will be between 9.00% and 13.00%.* *The actual Return Cap will be determined on the Basket Initial Valuation Date and will not be less than 9.00%.
Return Floor:	-20%

Minimum Coupon Percentage:	0%

Supplemental Coupon Percentage:	0.50%

Coupon Payment:	The Coupon Payment per $1,000 principal amount of your Notes payable on each Coupon Payment Date will equal $1,000 x Coupon Rate.

Payment at Maturity:

At maturity, you will receive the principal amount of your Notes (plus the final Coupon Payment, if any).

Your principal is protected only if you hold the Notes to maturity. Any payment on the Notes, including any Coupon Payments or any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Commodity Performance:

On each Coupon Observation Date, the Commodity Performance for each Basket Component will be a percentage determined as follows:

(1) if the Commodity Return on such day is greater than or equal to 0%, the Return Cap;

(2) if the Commodity Return on such day is less than 0% but is greater than the Return Floor, the Commodity Return; or

(3) if the Commodity Return on such day is less than or equal to the Return Floor, the Return Floor.

Commodity Return:

On each Coupon Observation Date, the performance of each basket component from the Initial Level to the Final Level, expressed as a percentage and calculated as follows:

Final Level – Initial Level

Initial Level

Initial Level:

With respect to each Basket Component, the Initial Level is the closing level of the Basket Component on the Basket Initial Valuation Date.   The Initial Level for each Basket Component is set forth in the table above under “Reference Asset.”

Final Level:	With respect to each Basket Component, the Final Level will equal the closing level of Basket Component on the applicable Coupon Observation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KB34 and US06738KB345

*                                             Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” , “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

**                                      If such day is not a scheduled trading day, the next succeeding scheduled trading day

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	4%	96%
Total	$	$	$

‡‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 4% of the principal amount of the notes, or $40 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.  Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•                  Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

The examples set forth below are provided for illustrative purposes only.  The terms in the tables and examples below are purely hypothetical and do not relate to any actual Initial Level, Final Level, Commodity Performance or Commodity Return of any of the Basket Components.  The hypothetical terms do not represent the terms of an actual Note.  The examples are hypothetical and do not purport to be representative of every possible scenario concerning increases or decreases in the closing level of any Basket Component on any Coupon Observation Date relative to its closing level on the Basket Initial Valuation Date.  We cannot predict the Commodity Performance of any of the Basket Components.

The following examples illustrate the potential total return over the term of the Notes based upon an initial investment of $1,000, and assume that the settlement prices of the Basket Components are as indicated.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The examples also assume a Return Cap of 9.00%, a Supplemental Percentage of 0.50% and a Return Floor of -20.00%.

The following examples assume the Notes are held until the Maturity Date, no market disruption event has occurred or is continuing on any Coupon Observation Date and that no change has occurred that affects the Basket Components or the manner or methodology in which the Basket Components are calculated.

Example 1:  In this case, as of each Coupon Observation Date, the Final Levels of some Basket Components have decreased from the Initial Levels, while the Final Levels of some of the Basket Components have increased. In certain years, the Commodity Returns of some Basket Components have exceeded the Return Cap or have fallen below the Return Floor.

TABLE OF HYPOTHETICAL COMMODITY PERFORMANCES:

Basket Components	Initial Level	Final Level
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
S&P GSCI® Sugar Index Excess Return	29.31680	22.57394	28.29071	32.24848	28.29071
S&P GSCI® Coffee Index Excess Return	33.57076	25.84949	32.73149	36.92784	34.41003
S&P GSCI® Cocoa Index Excess Return	9.25902	7.12945	9.07384	10.18492	8.98125
S&P GSCI® Corn Index Excess Return	14.09675	10.85450	13.81482	15.50643	13.88530
S&P GSCI® Cotton Index Excess Return	49.21748	37.89746	46.75661	54.13923	51.67835
S&P GSCI® Gold Index Excess Return	146.57580	112.86337	140.71277	161.23338	152.43883
S&P GSCI® Natural Gas Index Excess Return	0.52360	0.40317	0.50004	0.57596	0.54716
S&P GSCI® Aluminum Index Excess Return	39.33411	30.28726	38.15409	43.26752	38.15409
S&P GSCI® Nickel Index Excess Return	257.28210	198.10722	266.28697	283.01031	248.27723
S&P GSCI® Zinc Index Excess Return	54.08901	41.64854	52.19589	59.49791	55.98213
Basket Components	Initial Level	Commodity Performance (maximum set at the Return Cap; minimum set at the Return Floor). Average Commodity Performance is subject to the Minimum Coupon Percentage.
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
S&P GSCI® Sugar Index Excess Return	29.31680	-20.00%	-3.50%	9.00%	-3.50%
S&P GSCI® Coffee Index Excess Return	33.57076	-20.00%	-2.50%	9.00%	9.00%
S&P GSCI® Cocoa Index Excess Return	9.25902	-20.00%	-2.00%	9.00%	-3.00%
S&P GSCI® Corn Index Excess Return	14.09675	-20.00%	-2.00%	9.00%	-1.50%
S&P GSCI® Cotton Index Excess Return	49.21748	-20.00%	-5.00%	9.00%	9.00%
S&P GSCI® Gold Index Excess Return	146.57580	-20.00%	-4.00%	9.00%	9.00%
S&P GSCI® Natural Gas Index Excess Return	0.52360	-20.00%	-4.50%	9.00%	9.00%
S&P GSCI® Aluminum Index Excess Return	39.33411	-20.00%	-3.00%	9.00%	-3.00%
S&P GSCI® Nickel Index Excess Return	257.28210	-20.00%	9.00%	9.00%	-3.50%
S&P GSCI® Zinc Index Excess Return	54.08901	-20.00%	-3.50%	9.00%	9.00%
Average of Commodity Performances:		-20.00%	-2.10%	9.00%	3.05%
Minimum Coupon Percentage:		0.000%	0.000%	0.000%	0.000%
Supplemental Coupon Percentage:		0.50%	0.50%	0.50%	0.50%
Coupon Rate:		0.50%	0.50%	9.50%	3.55%
Hypothetical Coupon Payments:		$5.00	$5.00	$95.00	$35.50

PPS-1

Calculate the return on the Notes:

On the Coupon Observation Date in year one, the Commodity Returns of all Basket Components were less than the Return Floor resulting in a Commodity Performance for each Basket Component equal to the Return Floor.  Because the arithmetic average of the Commodity Performances in year one is less than the Minimum Coupon Percentage of 0%, the Coupon Rate for year one will be equal to the Supplemental Coupon Percentage and the Coupon Payment will be $5.00.

On the Coupon Observation Dates in year two, the Commodity Returns of the Basket Components were less than zero but greater than the Return Floor thereby resulting in a Commodity Performance equal to the corresponding Commodity Return for each such Basket Components. Because the arithmetic average of the Commodity Performances in year two is less than the Minimum Coupon Percentage of 0%, the Coupon Rate for year two will be equal to the Supplemental Coupon Percentage and the Coupon Payment will be $5.00.

On the Coupon Observation Dates in year three, the Commodity Returns of each of the Basket Components were equal to or greater than 0%, resulting in a Commodity Performance for each Basket Component equal to the Return Cap.  Because the Commodity Performance of each Basket Component is equal to the Return Cap as of each Coupon Observation Date, the Coupon Rate in year three is equal to the sum of the Supplemental Coupon Percentage and the Return Cap.  The Coupon Payment is calculated as follows:

Year Three: ($1,000 x (Return Cap + Supplemental Coupon Percentage)) = ($1,000 x (9.00% + 0.50%)) = $95.00.

On the Coupon Observation Date in year four: (i) the Commodity Returns of some Basket Components were equal to or greater than 0% thereby resulting in an Commodity Performance equal to the Return Cap for each such Basket Component; and (ii) the Commodity Returns of some Basket Components were less than 0% but greater than the Return Floor thereby resulting in a Commodity Performance equal to the corresponding Commodity Return for each such Basket Component.  The Coupon Rate for year four will be equal to the average Commodity Performance (subject to the Return Cap with respect to Basket Components with a Commodity Return that equals or exceeds 0%) in respect of such year, plus the Supplemental Coupon Percentage.  Accordingly, the Coupon Payments for year four will be calculated per $1,000 principal amount of Notes as follows:

Year Four: ($1,000 x (average Commodity Performance + Supplemental Coupon Percentage) = ($1,000 x 3.55%) = $35.50

Therefore, the sum of the Coupon Payments on the Notes is $140.50 per $1,000 principal amount of Notes.

Example 2: In this case, as of each Coupon Observation Date, the Final Level of each Basket Component has decreased from the Initial Level and the average Commodity Performance is less than zero.

TABLE OF HYPOTHETICAL COMMODITY PERFORMANCES:

PPS-2

Basket Components	Initial Level	Final Level
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
S&P GSCI® Sugar Index Excess Return	29.31680	22.57394	29.09692	29.17022	29.02363
S&P GSCI® Coffee Index Excess Return	33.57076	25.84949	32.56364	32.73149	31.89222
S&P GSCI® Cocoa Index Excess Return	9.25902	7.12945	9.00440	9.12013	8.98125
S&P GSCI® Corn Index Excess Return	14.09675	10.85450	13.81482	13.81482	13.53288
S&P GSCI® Cotton Index Excess Return	49.21748	37.89746	46.75661	48.72531	48.23313
S&P GSCI® Gold Index Excess Return	146.57580	112.86337	144.74360	142.17853	137.78125
S&P GSCI® Natural Gas Index Excess Return	0.52360	0.40317	0.51313	0.50527	0.48695
S&P GSCI® Aluminum Index Excess Return	39.33411	30.28726	36.38405	37.95742	36.58072
S&P GSCI® Nickel Index Excess Return	257.28210	198.10722	256.63889	253.42287	249.56364
S&P GSCI® Zinc Index Excess Return	54.08901	41.64854	52.22294	53.27767	52.46634
Basket Components	Initial Level	Commodity Performance (maximum set at the Return Cap; minimum set at the Return Floor). Average Commodity Performance is subject to the Minimum Coupon Percentage.
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
S&P GSCI® Sugar Index Excess Return	29.31680	-20.00%	-0.75%	-0.50%	-1.00%
S&P GSCI® Coffee Index Excess Return	33.57076	-20.00%	-3.00%	-2.50%	-5.00%
S&P GSCI® Cocoa Index Excess Return	9.25902	-20.00%	-2.75%	-1.50%	-3.00%
S&P GSCI® Corn Index Excess Return	14.09675	-20.00%	-2.00%	-2.00%	-4.00%
S&P GSCI® Cotton Index Excess Return	49.21748	-20.00%	-5.00%	-1.00%	-2.00%
S&P GSCI® Gold Index Excess Return	146.57580	-20.00%	-1.25%	-3.00%	-6.00%
S&P GSCI® Natural Gas Index Excess Return	0.52360	-20.00%	-2.00%	-3.50%	-7.00%
S&P GSCI® Aluminum Index Excess Return	39.33411	-20.00%	-7.50%	-3.50%	-7.00%
S&P GSCI® Nickel Index Excess Return	257.28210	-20.00%	-0.25%	-1.50%	-3.00%
S&P GSCI® Zinc Index Excess Return	54.08901	-20.00%	-3.45%	-1.50%	-3.00%
Average of Commodity Performances:		-20.00%	-2.80%	-2.05%	-4.10%
Minimum Coupon Percentage:		0.00%	0.00%	0.00%	0.00%
Supplemental Coupon Percentage:		0.50%	0.50%	0.50%	0.50%
Coupon Rate:		0.50%	0.50%	0.50%	0.50%
Hypothetical Coupon Payments:		$5.00	$5.00	$5.00	$5.00

PPS-3

Calculate the return on the Notes:

On the Coupon Observation Dates of each year, the Commodity Returns of all of the Basket Components were less than 0% and in some cases less than the Return Floor, resulting in a Commodity Performance for each Basket Component that is less than 0%.   Because the average Commodity Performance for each Coupon Observation Date is less than the Minimum Coupon Percentage of 0% and the Coupon Rate may not be less than the Minimum Coupon Percentage, the Coupon Rate will be equal to the Supplemental Coupon Percentage on each Coupon Payment Date.  Therefore, the Payment at Maturity would be $1,020 and the total return on the Notes would be limited to the Supplemental Coupon Percentage of 0.50% over the term of the Notes.

Example 3:  In this case, as of each Coupon Observation Date, the Final Level of each Basket Component has increased from the Initial Level of each Basket Component resulting in a Commodity Performance for each Basket Component that is equal to the Return Cap.

TABLE OF HYPOTHETICAL COMMODITY PERFORMANCES:

Basket Components	Initial Level	Final Level
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
S&P GSCI® Sugar Index Excess Return	29.31680	32.24848	33.71432	32.54165	32.83482
S&P GSCI® Coffee Index Excess Return	33.57076	36.92784	38.60637	37.26354	37.59925
S&P GSCI® Cocoa Index Excess Return	9.25902	10.18492	10.64787	10.27751	10.37010
S&P GSCI® Corn Index Excess Return	14.09675	15.50643	16.21126	15.64739	15.78836
S&P GSCI® Cotton Index Excess Return	49.21748	54.13923	56.60010	54.63140	55.12358
S&P GSCI® Gold Index Excess Return	146.57580	161.23338	168.56217	162.69914	164.16490
S&P GSCI® Natural Gas Index Excess Return	0.52360	0.57596	0.60214	0.58119	0.58643
S&P GSCI® Aluminum Index Excess Return	39.33411	43.26752	45.23423	43.66086	44.05420
S&P GSCI® Nickel Index Excess Return	257.28210	283.01031	295.87442	285.58313	288.15595
S&P GSCI® Zinc Index Excess Return	54.08901	59.49791	62.20236	60.03880	60.57969

PPS-4

Basket Components	Initial Level	Commodity Performance (maximum set at the Return Cap; minimum set at the Return Floor). Average Commodity Performance is subject to the Minimum Coupon Percentage.
	Basket Initial Valuation Date	Coupon Observation Date 1	Coupon Observation Date 2	Coupon Observation Date 3	Coupon Observation Date 4
S&P GSCI® Sugar Index Excess Return	29.31680	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Coffee Index Excess Return	33.57076	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Cocoa Index Excess Return	9.25902	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Corn Index Excess Return	14.09675	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Cotton Index Excess Return	49.21748	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Gold Index Excess Return	146.57580	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Natural Gas Index Excess Return	0.52360	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Aluminum Index Excess Return	39.33411	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Nickel Index Excess Return	257.28210	9.00%	9.00%	9.00%	9.00%
S&P GSCI® Zinc Index Excess Return	54.08901	9.00%	9.00%	9.00%	9.00%
Average of Commodity Performances:		9.00%	9.00%	9.00%	9.00%
Minimum Coupon Percentage:		0.00%	0.00%	0.00%	0.00%
Supplemental Coupon Percentage:		0.50%	0.50%	0.50%	0.50%
Coupon Rate:		9.50%	9.50%	9.50%	9.50%
Hypothetical Coupon Payments:		$95.00	$95.00	$95.00	$95.00

PPS-5

Calculate the return on the Notes:

Because the Commodity Performance of each Basket Component is equal to the Return Cap as of each Coupon Observation Date, the Coupon Payment on each Coupon Payment Date is equal to (a) the principal amount of the Notes multiplied by (b) the Return Cap plus the Supplemental Coupon Percentage, calculated as follows:

($1,000 x (the Return Cap + Supplemental Coupon Percentage) = ($1,000 x (90.00% + 0.50%)) = $95.00

Therefore, the Coupon Payment per $1,000 principal amount Notes on each Coupon Observation Date would be $90.00 on each Coupon Payment Date and the sum of the Coupon Payments on the Notes would be $410.00, representing a 9.5% annual return on investment over the term of the Notes and the maximum return on the Notes.

The foregoing example illustrates that you will not benefit from a positive Commodity Return to the extent that such Commodity Return exceeds the Return Cap.  If with respect to a Basket Component the Commodity Return is equal to or greater than 0%, the Commodity Performance with respect to such Basket Component will be equal to the Return Cap.  If the Commodity Return exceeds the Return Cap, the Basket Component will be deemed to have a Commodity Performance of 9.00% for purposes of calculating Coupon Rate and determining the Coupon Payment on the relevant Coupon Payment Date.   As a result, the maximum sum of annual Coupon Payments that you can receive for each $1,000 principal amount is $380.00 ($95.00 per year), which represents a 9.50% annual return (including the Supplemental Coupon Percentage), regardless of the extent of any appreciation in the level of the Basket Components over the life of the Notes.

Selected Purchase Considerations

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this preliminary pricing supplement, including but not limited to the coupon observation dates, the Coupon Payment dates, the maturity date, the payment at maturity and the closing levels of the Basket Components on any coupon observation date are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Preservation of Capital at Maturity—You will receive the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including the final Coupon Payment) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this preliminary pricing supplement.

•                  Returns Linked to an Equally Weighted Basket of 10 Commodity Indices —The Coupon Rate on the Notes is linked to the performance of an equally weighted basket of 10 Commodity Indices.

•                  Annual Coupon Payments — The Notes offer the potential to receive annual Coupon Payments with a variable coupon rate of not less than 0% and not greater than 9.50%, which represents a return of the Return Cap plus the Supplement Coupon Percentage. The Coupon Rate will equal the average of the Commodity Performances of the Basket Components (which is floored at 0%) on the applicable Coupon Observation Date plus the Supplemental Coupon Percentage. Accordingly, you will receive a return on a Coupon Payment Date that is greater than the Supplemental Coupon Percentage only if, on average, the Basket Components have appreciated from the Basket Initial Valuation Date to the related Coupon Observation Date.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

PPS-6

The tax treatment of your Notes depends upon whether it is reasonably expected that the return on the Notes during the first half of the Notes’ term will be significantly greater or less than the return on the Notes during the second half of the Notes’ term (“Front or Back Loaded”).  We do not expect interest on the Notes to be Front or Back Loaded and we intend to report payments on the Notes in accordance with this position.  This determination is made solely for tax purposes based on currently available objective economic information and is not a prediction or guarantee of the timing or amount of the payments on your Notes.  In the opinion of our special tax counsel, Sullivan & Cromwell LLP, based in part on information we have provided regarding interest payment expectations with respect to the Notes, it would be reasonable to treat your Notes as debt instruments subject to the rules applicable to variable rate debt instruments.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.  Except as otherwise noted, the discussion below assumes that the Notes will be treated as variable rate debt instruments.

If your Notes are treated as variable rate debt instruments, you will generally be taxed on any interest on the Notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.  If you sell or exchange your Notes prior to maturity, you should generally recognize gain or loss, which should generally be capital gain or loss except to the extent that such gain or loss is attributable to accrued but unpaid interest.  However, because the amount of interest, if any, that might be paid with respect to the Notes is not determined until the Coupon Observation Date, it is not clear how much interest, if any, a holder that sells a Note on a day other than a Coupon Observation Date should treat as accrued but unpaid interest.  You should consult your tax advisor regarding the determination of the accrued interest on your Notes if you sell your Notes.

Additionally, if you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium.”  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Alternative Treatments.  Because the application of the variable rate debt instrument rules to the Notes is not entirely clear and because the Internal Revenue Service could disagree with the Issuer’s determination that the return on the Notes is not reasonably expected to be Front or Back Loaded, it is also possible that the Internal Revenue Service could assert that the Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  If the Notes are treated as contingent payment debt instruments, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the payments that are made annually on the Notes, if any.  This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield and actual payments on the Notes will be.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

For a further discussion of the variable rate debt instrument rules, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes— Variable Rate Debt Instruments” in the accompanying prospectus supplement.  For a further discussion of the contingent payment debt instrument rules, please see the section titled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information.  However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS-7

Non-U.S. Holders.  Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors— Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Securities Which Pay No Interest”;

•                  “Risk Factors— Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”; and

•                  “Risk Factors— Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection.

In addition to the risks described above, you should consider the following:

•                  You May Not Receive Coupon Payments on Your Notes — Your only return on the Notes will be the annual Coupon Payments, if any, that may be paid over the term of the Notes. If the Final Levels of any Basket Components on any Coupon Observation Date have declined from the Initial Levels, the resulting negative Commodity Returns could offset entirely the positive contribution to the basket performance by any Basket Components with positive Commodity Returns. Under these circumstances, the average of the Commodity Performances will equal 0% and you will only receive a return equal to the Supplemental Coupon Percentage. Your return on the Notes may be lower than a return you would have received if you had invested directly in some or all of the basket stocks.

•                  Limited Return on the Notes — The appreciation potential of the Notes is limited by the Return Cap on the Commodity Performance of each individual basket component. On each Coupon Observation Date, even if one or more of the Commodity Returns is greater than the Return Cap, the Commodity Performances for those Basket Components will not exceed the Return Cap regardless of the appreciation in the Basket Component, which may be significant.

•                  Your Maximum Gain on the Notes Is Limited to the Coupon Payments—The return on the Notes at maturity is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the average Commodity Performance is positive or negative on any coupon observation date.  The maximum Coupon Payments you can receive on the notes will be $380.00.  Any payment on the Notes, including any principal protection feature or any Coupon Payment, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•                  You Will Not Have Rights in the Futures Contracts Underlying the Basket Components—As a holder of the Notes, you will not have any rights in any futures contracts underlying a Basket Component. Your Notes will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

•                  Changes in the Levels of the Basket Components May Offset Each Other — The Notes are linked to an equally weighted basket consisting of 10 commodity indices. Price movements in the Basket Components may result in Commodity Returns for the Basket Components on any Coupon Observation Date that do not correlate with each other. At a time when the Final Levels of one or more of the Basket Components increases from the Initial Levels of such Basket Components, the Final Levels of the other Basket Components may not increase by as much or may even decline. Therefore, in calculating the Coupon Rate for any Coupon Payment Date, any positive contribution by a Basket Component with a positive Commodity Return may be moderated, or more than offset, by depreciation in the other Basket Components. In addition, note that any positive contribution by a basket component is limited to the Return Cap. There can be no assurance that the Final Level for any basket component will be higher than its Initial Level on any Coupon Observation Date or that you will receive a Coupon Payment on any Coupon Payment Date that is higher than the Supplemental Coupon Percentage.

•                  Correlation of Performances among the Basket Components May Reduce the Performance of the Notes — Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary markets for the Basket Components. High correlation during periods of negative Commodity Returns could cause the Coupon Payments to equal zero and adversely affect the market value of the Notes.

PPS-8

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Holding the Notes is not the Same as Owning the Commodities Underlying the Basket Components, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly — The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the Basket Components, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

•                  The Return on Your Notes is Not Based on the Level of the Basket Components at Any Time Other than the Coupon Observation Dates—The Coupon Payments will be based solely on the level of the Basket Components on each Coupon Observation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or more Basket Components drop precipitously on any Coupon Observation Date, the Coupon Payment, if any, that you will receive subsequent to such Coupon Observation Date ay be significantly less than it would otherwise would have been had the Coupon Payment been linked to the level of the Basket Components prior to such drop. Although the level of any Basket Component on the maturity date or at other times during the life of your Notes may be higher than the level of such Basket Component on a Coupon Observation Date, you will not benefit from any such increases in the level of the Basket Components other than those increases, if any, represented on the relevant Coupon Observation Date.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity and the Coupon Payments (if any) described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Taxes—We intend to treat the Notes as subject to the special rules governing variable rate debt instruments for U.S. federal income tax purposes.  If the Notes are so treated, U.S. holders will generally be required to include interest on the Notes in income at the time the interest is paid or accrued, depending on the U.S. holder’s method of accounting for tax purposes.  However, it is possible that the Notes may be classified as contingent payment debt instruments.  If the contingent payment debt instrument rules apply to your Notes, you may be required to accrue an amount of interest during certain periods that may exceed the amount of interest you receive on your Notes for such periods and any gain that you recognize upon the sale, exchange or maturity of the Notes will generally be treated as ordinary income.  See “Material United States Federal Income Tax Considerations—Alternative Treatments” for a more detailed discussion of these rules.

•                  Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Level of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”.  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the levels of the Basket Components, therefore, the value of the Notes.

•                  Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Basket, and Therefore the Value of the Notes — The commodity futures contracts that underlie the Basket Components are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.  Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants.  The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are

PPS-9

not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation.  The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”.  The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes.  If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.  In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

•                  Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Basket Components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009.  Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time.  In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels.  There is no assurance that prices will again reach their historically high levels or that volatility will subside.  It is possible that lower prices, or increased volatility, will adversely affect the performance of Basket Components and, as a result, the market value of the Notes.

•                  Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities —For certain Basket Components, the Notes will reflect a return on based on the performance of the relevant futures contract of the underlying commodities comprising the Basket Component and do not provide exposure to spot prices.  The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

•                  The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities — Certain Basket Components are agricultural commodity-linked sub-indices.  Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility.  These may include, among others:

o                 weather conditions, including floods, drought and freezing conditions;

o                 changes in government policies;

o                 changes in global demand for food;

o                 changes in ethanol or bio-diesel demand;

o                 planting decisions; and

o                 changes in demand for agricultural products, and in particular Sugar, Cocoa, Corn, Cotton and Coffee, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Notes linked to the Basket Components, may offset or enhance the effect of another factor.

•                  The Notes May Be Subject to Certain Risks Specific to Industrial Metals — Certain Basket Components are industrial metal-related sub-indices.  Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility.  These may include, among others:

PPS-10

o                 changes in the level of industrial activity using industrial metals, and in particular aluminum, zinc and nickel, including the availability of substitutes such as man-made or synthetic substitutes;

o                 disruptions in the supply chain, from mining to storage to smelting or refining;

o                 adjustments to inventory;

o                 variations in production costs, including storage, labor and energy costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Notes linked to the Basket Components, may offset or enhance the effect of another factor.

•                  The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities —Certain Basket Components are energy-related sub-indices.  Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility.  These may include, among others:

o                 changes in the level of industrial and commercial activity with high levels of energy demand;

o                 disruptions in the supply chain or in the production or supply of other energy sources;

o                 price changes in alternative sources of energy;

o                 adjustments to inventory;

o                 variations in production and shipping costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Notes linked to the Basket Components, may offset or enhance the effect of another factor.

•                  The Notes May Be Subject to Certain Risks Specific to Gold— Because the basket includes the S&P GSCI® Gold Index Excess Return,  in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular gold, might cause price volatility.  These may include, among others:

o                 disruptions in the supply chain, from mining to storage to smelting or refining;

o                 adjustments to inventory;

o                 variations in production costs, including storage, labor and energy costs;

o                 costs associated with regulatory compliance, including environmental regulations;

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

o                 precious metal leasing rates;

o                 currency exchange rates;

o                 level of economic growth and inflation; and

o                 degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Notes linked to the Basket Components, may offset or enhance the effect of another factor.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the price of the physical commodities underlying the Basket Components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 global supply and demand for the physical commodities underlying the Basket Components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

Description of the Reference Asset

As the Basket Components are each sub-indices of the S&P GSCI® Excess Return Index, disclosure herein relating to the methodology for compiling the S&P GSCI® Excess Return Index accordingly relates as well to the methodology of compiling the Basket Components.  The Basket Components are calculated in the same manner as the S&P GSCI® Excess Return Index, except that (i) the daily contract reference prices, CPWs and “roll weights” used in performing such calculations are limited to those of the commodities included in the applicable Basket Component and (ii) the Basket Components have separate normalizing constants. The dollar weights and daily contract reference prices used in calculating each such normalizing constants are limited to those of the designated contracts included in the applicable Basket Component.

The table below sets forth each of the S&P GSCI™ sub-indices that  constitute the Basket Components, as well as the underlying commodity, the name of the futures contract on the underlying commodity and the exchange on which the relevant futures contract trades. The delivery month associated with each of the contracts included in the Basket Components changes each month because the contract included in each Basket Component at any given time is currently required to be the contract with the closest expiration date (the “front-month contract”). Each Basket Component incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. Each Basket Component gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the index. Over time, this monthly roll-over leads to the inclusion of many different individual contracts in each Basket Component. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the Index Components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Table of Basket Components and Underlying Futures Contracts

Basket Component	Bloomberg Ticker Symbol	Commodity	Underlying Futures Contract	Exchange/Price Source(1)
S&P GSCI® Sugar Index Excess Return	SPGCSBP Index	Sugar #11	SB	ICE - US
S&P GSCI® Cocoa Index Excess Return	SPGCCCP Index	Cocoa	CC	ICE
S&P GSCI® Corn Index Excess Return	SPGCCNP Index	Corn	C	CBT
S&P GSCI® Cotton Index Excess Return	SPGCCTP Index	Cotton #2	CT	ICE - US
S&P GSCI® Coffee Index Excess Return	SPGCKCP Index	Coffee “C”	KC	ICE - US
S&P GSCI® Gold Index Excess Return	SPGCGCP Index	Gold	GC	CMX
S&P GSCI® Natural Gas Index Excess Return	SPGCNGP Index	Natural Gas	NG	NYM/ICE
S&P GSCI® Aluminum Index Excess Return	SPGCIAP Index	Aluminum (High Gd. Prim.)	MAL	LME
S&P GSCI® Nickel Index Excess Return	SPGCIKP Index	Primary Nickel	MNI	LME
S&P GSCI® Zinc Index Excess Return	SPGCIZP Index	Zinc (Spl. High Grade)	MZN	LME

Level of the Basket Components

Each Basket Component incorporates the returns of those contracts in the S&P GSCI™ that comprise the Basket Component and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery. The level of any Basket Component on any S&P GSCI™ business day is equal to the product of (1) the level of such Basket Component on the immediately preceding S&P GSCI™ business day multiplied by (2) one plus the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in any Basket Component, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate roll weight,

PPS-12

divided by the total dollar weight of the relevant Basket Component on the preceding day, minus one.   The daily contract reference price is the price of the relevant contract that is used as a reference or benchmark by market participants. The contract production weight is calculated based on the total quantity traded for the relevant contract as compared to the world or regional production average, as applicable, of the underlying commodity. The roll weight of a commodity reflects the adjustments necessary because positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.

Historical Information

The following graphs set forth the historical performance of the Basket Components based on the closing levels from January 3, 2003 through November 28, 2011 in respect of the S&P GSCI® Sugar Index Excess Return, the S&P GSCI® Cocoa Index Excess Return, the S&P GSCI® Corn Index Excess Return, the S&P GSCI® Cotton Index Excess Return, the S&P GSCI® Coffee Index Excess Return, the S&P GSCI® Gold Index Excess Return, the S&P GSCI® Natural Gas Index Excess Return, the S&P GSCI® Aluminum Index Excess Return, the S&P GSCI® Nickel Index Excess Return and the S&P GSCI® Zinc Index Excess Return.  The closing levels on November 28, 2011 were 29.31680 in respect of the S&P GSCI Sugar Index Excess Return, 33.57076 in respect of the S&P GSCI® Coffee Index Excess Return, 9.25902 in respect of the S&P GSCI® Cocoa Index Excess Return, 14.09675 respect of the S&P GSCI® Corn Index Excess Return, 49.21748 in respect of the S&P GSCI® Cotton Index Excess Return, 146.57580 in respect of the S&P GSCI® Gold Index Excess Return, 0.52360 in respect of the S&P GSCI® Natural Gas Index Excess Return, 39.33411 in respect of the S&P GSCI® Aluminium Index Excess Return, 257.28210in respect of the S&P GSCI® Nickel Index Excess Return and 54.08901 in respect of the S&P GSCI® Zinc Index Excess Return.

We obtained the closing levels, as applicable, of the Basket Components below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Basket Components on any day during the term of the Notes, including the Basket Final Valuation Date.  We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-14

  PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-15

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-17

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-18